Exhibit 10.1

Change in Control

Protection Agreement

This CHANGE IN CONTROL PROTECTION AGREEMENT by and between Stanley Furniture Company, Inc., a Delaware corporation (the “Company”), and Glenn Prillaman (the “Executive”), was originally dated December 11, 2009, and is hereby amended and restated effective December 11, 2015 (the “Effective Date”).

PURPOSE

In order to induce the Executive to remain in the employment of the Company, particularly in the event of the threat or occurrence of a Change in Control (as hereafter defined), the Company desires to enter into this Agreement to provide the Executive with certain benefits in the event the Executive’s employment is terminated as a result of a Change in Control.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

SECTION 1.  Definitions

For purposes of this Agreement, the following terms have the meanings set forth below:

“Accrued Compensation” means an amount which includes all amounts earned or accrued by the Executive through and including the Termination Date but not paid to the Executive on or prior to such date, including (a) all base salary, (b) all vacation pay, and (c) all bonuses and incentive compensation.

“Base Salary Amount” means the Executive’s annual base salary at the rate in effect on the Termination Date.

“Board” means the Board of Directors of the Company.

“Bonus Amount” means the average of the annual cash bonuses paid to the Executive for the two fiscal years immediately prior to the fiscal year in which the Termination Date occurs.  Bonus Amount includes only the annual cash bonus and does not include any multi-year cash bonus, restricted stock awards, options or other long-term incentive compensation that may have been awarded to the Executive.

“Cause” means gross or willful neglect of duty which is not corrected after 30 days’ written notice thereof; misconduct, malfeasance, fraud or dishonesty which materially and adversely affects the Company or its reputation in the industry; or the commission of a felony or a crime involving moral turpitude.

“Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(i)

The acquisition by a Group of Beneficial Ownership of 35% or more of the Stock or the Voting Power of the Company, but excluding for this purpose: (A) any acquisition by the Company (or a subsidiary), or an employee benefit plan of the Company; or (B) any acquisition of common stock of the Company by management employees of the Company.  “Group” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”), “Beneficial Ownership” has the meaning in Rule 13d-3 promulgated under the Act, “Stock” means the then outstanding shares of common stock, and “Voting Power” means the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors.

(ii)

Individuals who constitute the Board on the effective date of this Agreement (the “Incumbent Board”) cease to constitute at least a majority of the Board, provided that any director whose nomination was approved by a majority of the Incumbent Board shall be considered a member of the Incumbent Board unless such individual’s initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Act).

(iii)

Consummation of a reorganization, merger or consolidation, in each case, in which the owners of more than 50% of the Stock or Voting Power of the Company do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the Stock or Voting Power of the corporation resulting from such reorganization, merger or consolidation.

(iv)

A complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company.

(v)

Notwithstanding anything in subsection (i) above to the contrary, (a) no acquisition of Beneficial Ownership of any additional Stock or Voting Power by any Group through the rights offering of the Company contemplated by the Company’s Registration Statement (No. 333-169310) on Form S-3, as amended from time to time (the “2010 Rights Offering”), shall be deemed to result in a Change in Control for purposes of this Agreement; and (b) if an acquisition pursuant to the 2010 Rights Offering results in any Group having Beneficial Ownership of Stock or Voting Power possessing 35 percent or more of the Stock or Voting Power, any acquisition of Beneficial Ownership of any additional Stock or Voting Power by that Group (that  occurs while the Group has Beneficial Ownership of Stock or Voting Power possessing 35 percent or more of the total Stock or Voting Power) that results in an increase in the percentage of the total Stock or Voting Power held by that Group shall result in a Change in Control for purposes of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means either of the following occurs:

(i)

The Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)

The Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

“Good Reason” means any of the following events occur:

(i)

A material diminution in the Executive’s base compensation.

(ii)

A material diminution in the Executive’s authority, duties, or responsibilities.

(iii)

A requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors of the Company or its ultimate parent following the Change in Control.

(iv)

A change of more than 50 miles in the geographic location at which the Executive must perform the services from the Company’s offices in High Point, North Carolina.

(v)

Any other action or inaction that constitutes a material breach by the Company or its successor of this Agreement.

“Pro Rata Bonus” shall mean the annual bonus based on actual results for the year of termination and the relative portion of the year during which the Executive provided services, paid when the annual bonus would have been paid if the Executive had continued employment.

“Release” means a waiver and release by the Executive of claims against the Company in a form reasonably determined by the Company (which shall have no post-employment obligation or limitation in it and shall except out rights of indemnification, rights to directors and officers liability insurance coverage and amounts due under this Agreement).

“Subsidiary” means any corporation with respect to which another specified corporation has the power under ordinary circumstances to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Successor” means a corporation or other entity acquiring all or substantially all the assets and business of the Company, whether by operation of law, by assignment or otherwise.

“Termination Date” means (a) in the case of the Executive’s death, the Executive’s date of death, and (b) in all other cases, the final date of Executive’s employment with the Company.  Notwithstanding anything to the contrary herein, an Executive’s employment shall not be considered to have terminated unless the Executive has experienced a “separation from service,” as defined in Code Section 409A and the regulations there under.

SECTION 2.  Term of Agreement

The term of this Agreement as amended and restated herein (the “Term”) will commence on the Effective Date and will continue in effect until December 31, 2016; provided however that on January 1, 2017 and on each January 1 thereafter, the Term shall automatically be extended for an additional one (1) year, unless not later than October 1 prior to the end of one of the periods, either the Company or the Executive shall have given notice to the other party not to extend the Term.  Notwithstanding the foregoing, the Term shall be deemed to have immediately expired without any further action, and this Agreement will immediately terminate and be of no further effect if, prior to a Change in Control, the Executive’s employment is terminated for any reason.  Additionally, in the event that a Change in Control occurs during the Term, then the Term shall automatically extend for a period of up to two additional years, if necessary, so that the Term coincides with the two-year post-Change in Control period specified in Section 3.1 below.

SECTION 3.  Termination of Employment after Change in Control

3.1   If the Executive’s employment with the Company is terminated within two (2) years following a Change in Control that occurs during the Term, the Executive will be entitled to the following compensation and benefits:

(a)  If the Executive’s employment with the Company is terminated (i) by the Company for Cause, (ii) by the Executive other than for Good Reason, or (iii) by reason of the Executive’s death or Disability, then the Company will pay to the Executive the Accrued Compensation.

(b)  If the Executive’s employment with the Company is terminated by the Company other than for Cause, or the Executive terminates his employment for Good Reason, the Executive will be entitled to the following:

(i)  the Company will pay the Executive all Accrued Compensation and the Pro Rata Bonus;

(ii)  all unvested stock awards then held by Executive shall accelerate and become immediately vested to the extent that the awards would have been vested if Executive had remained an employee for three (3) years following the Change in Control; and

 (iii)  subject to the Executive providing the Company with a Release, the Company will pay the Executive as severance pay, and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash equal to three times the sum of (A) the Base Salary Amount and (B) the Bonus Amount.

(c)  The Accrued Compensation and the amount provided for in Section 3.1(b)(iii) will be paid in a single lump sum cash payment by the Company to the Executive within sixty (60) days after the Termination Date, subject to the provisions of Section 11.  The Pro Rata Bonus will be paid when the bonus would have been paid if the Executive had continued in employment.

3.2   Except as otherwise noted herein, during the term of this Agreement the compensation to be paid to the Executive hereunder will be in lieu of any similar severance or termination compensation (i.e., compensation based directly on the Executive’s annual salary or annual salary and bonus) to which the Executive may be entitled under any other Company severance or termination agreement, plan, program, policy, practice or arrangement. The Executive’s entitlement to any compensation or benefits of a type not provided in this Agreement will be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

3.3   The Executive shall not be required to mitigate any amounts payable under this Agreement and no such amounts shall be offset or reduced by the amount of any compensation or benefits from any subsequent employment.

SECTION 4. Section 280G Reduction. Notwithstanding any provision of this Agreement to the contrary, if in connection with a Change in Control, the Executive becomes entitled to any payment and/or benefits provided by this Agreement or any other amounts in the nature of compensation, whether alone or together with other payments or benefits that the Executive receives or realizes or is then entitled to receive or realize from the Company or any of its affiliates or any other person whose actions result in the Change in Control

(collectively, the “Total Payments”), and such payments and/or benefits would constitute an “excess parachute payment” within the meaning of Code Section 280G and/or any corresponding and applicable state law provision, the payments and/or benefits provided to the Executive under this Agreement will be reduced to the extent necessary so that no portion of the Total Payments will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”); but only if (A) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced payments and benefits) is greater than or equal to (B) the net amount of such payments and benefits without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such payments and benefits and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced payments and benefits).

SECTION 5. Successors; Binding Agreement.  This Agreement will be binding upon and will inure to the benefit of the Company and its Successors, and the Company will require any Successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive or by the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives.

SECTION 6.  Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement will be in writing and will be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company will be directed to the attention of the Board with a copy to the Secretary of the Company.  All notices and communications will be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address will be effective only upon receipt.

SECTION 7.  Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

SECTION 8.  Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of North Carolina without giving effect to the conflict of laws principles thereof.

SECTION 9.  Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

SECTION 10.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to severance protection in connection with a Change in Control.

SECTION 11.  Code Section 409A.

(a)  It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“ Code Section 409A ”) so as not to subject the Executive to payment of any interest or additional tax imposed under Code Section 409A.  To the extent that any amount payable under this Agreement would trigger the additional tax, penalty or interest imposed by Code Section 409A, this Agreement shall be modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b)  To the extent a payment or benefit is nonqualified deferred compensation subject to Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of a separation from service (within the meaning of Code Section 409A) to be a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Code Section 409A), then with regard to any payment or the provision of any benefit that is “nonqualified deferred compensation” within the meaning of Code Section 409A and which is paid as a result of the Executive’s “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)  For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d)  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

IN WITNESS WHEREOF, the parties have executed and delivered this Change in Control Protection Agreement as of the Effective Date.

Stanley Furniture Company, Inc.
By: /s/T. Scott McIlhenny, Jr. T. Scott McIlhenny, Jr. Chairman, Compensation and Benefits Committee

Glenn Prillaman

/s/Glenn Prillaman
Executive’s Signature